Exhibit 99.1

FOR RELEASE May 4, 2009

StanCorp Financial Group, Inc. Announces the appointment of J. Greg Ness as President and Chief Executive Officer and member of the Board of Directors

PORTLAND, Ore. — May 4, 2009 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) announced the appointment of J. Greg Ness as president and chief executive officer of StanCorp and its largest subsidiary, Standard Insurance Company (“The Standard”), effective July 1, 2009. Ness will replace Eric Parsons who announced his decision to retire as an officer of the Company. Ness was also appointed to the Board of Directors of StanCorp and The Standard effective May 4, 2009. Parsons will continue to serve as non-executive chairman of the Board.

“Greg brings a wealth of talent and experience to his newest role as StanCorp’s chief executive officer,” said Eric Parsons, board chairman. He has strong leadership experience in each of the company’s operating units and a deep understanding of the factors that ensure our success.”

Ness joined Standard Insurance Company in 1979 and has held a succession of positions with increasing responsibilities, most recently as president and chief operating officer. Ness previously served as senior vice president, Insurance Services, vice president of Investments and vice president of Retirement Plans Sales and Marketing.

Parsons has served as chairman and chief executive officer for StanCorp and The Standard since 2002.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.5 million customers nationwide as of March 31, 2009, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the private securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2008 Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that my affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

Email: jhallin@standard.com

General Media

Bob Speltz

(971) 321-3162

Email: bspeltz@standard.com